As filed with the Securities and Exchange Commission on March 26, 2010

Securities Act Registration No. 333-_______
Exchange Act File No. 001-31539
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

St. Mary Land & Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	41-0518430
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1775 Sherman Street, Suite 1200
Denver, Colorado  80203
(Address of Principal Executive Offices) (Zip Code)

St. Mary Land & Exploration Company Equity Incentive Compensation Plan
(f/k/a St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan)
(Full title of the plan)

Anthony J. Best
President and Chief Executive Officer
St. Mary Land & Exploration Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203
(Name and address of agent for service)

(303) 861-8140
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value (1)	2,519,367 shares(2)	$34.62(3)	$87,220,485.54	$6,218.82(4)
_______________

(1)
Includes associated stock purchase rights under the registrant’s shareholder rights plan adopted on July 15, 1999, as amended, that are deemed to be delivered with each share of common stock issued by the registrant and currently are not separately transferable apart from the common stock.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional shares which become issuable as a result of a stock split, stock dividend or similar transaction.

(3)
Solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, the price shown is based upon the price of $34.62 per share, which is the average of the high and low selling prices for the registrant’s common stock as reported on the New York Stock Exchange on March 24, 2010.

(4)	Calculated under Section 6(b) of the Securities Act of 1933 as 0.00007130 of $87,220,485.54.

EXPLANATORY NOTE

This registration statement relates to the previously filed registration statements discussed below and is being filed under General Instruction E. of Form S-8 in order to register additional shares of the same class as other securities for which registration statements filed on this form relating to the same employee benefit plan are effective.

On May 17, 2006, the registrant filed a registration statement on Form S-8 (File No. 333-134221) to register 2,600,225 shares of common stock issuable under the St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan, which as part of amendments thereto in March 2009 has been renamed the St. Mary Land & Exploration Company Equity Incentive Compensation Plan (the “Plan”).  On June 19, 2008, the registrant filed a registration statement on Form S-8 (File No. 333-151779) to register an additional 2,001,194 shares of common stock issuable under the Plan.  The contents of those registration statements are incorporated by reference into this registration statement.  The registrant is now filing this separate registration statement to register an additional 2,519,367 shares of common stock which may be issued under the Plan.  Of the additional 2,519,367 shares of common stock being registered under this registration statement, (i) 2,500,000 shares are attributable to an amendment to the Plan approved by the stockholders of the registrant on May 20, 2009; and (ii) 19,367 shares are attributable to certain forfeited awards under predecessor plans, which pursuant to the terms of the Plan are added to the number of shares issuable under the Plan.

Item 8.                        Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

5.1*	Opinion of Ballard Spahr LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of Netherland, Sewell & Associates, Inc.
24.1*	Power of Attorney (included in signature page hereof)
99.1
St. Mary Land & Exploration Company Equity Incentive Compensation Plan, As Amended and Restated as of March 26, 2009 (filed on May 27, 2009 as Exhibit 10.1 to the registrant’s Current Report on Form 8-K and incorporated herein by reference)

____________________________
* Filed herewith.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 26, 2010.

ST. MARY LAND & EXPLORATION COMPANY

By:    /s/ ANTHONY J. BEST
Anthony J. Best
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes, constitutes and appoints Anthony J. Best and A. Wade Pursell his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, and each with full power to act alone, for the undersigned and in his or her own name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and other amendments thereto) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as the undersigned could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by  virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ANTHONY J. BEST Anthony J. Best	President and Chief Executive Officer, and a Director	March 26, 2010
/s/ A. WADE PURSELL A. Wade Pursell	Executive Vice President and Chief Financial Officer	March 26, 2010
/s/ MARK T. SOLOMON Mark T. Solomon	Controller	March 26, 2010
/s/ WILLIAM D. SULLIVAN William D. Sullivan	Chairman of the Board of Directors	March 26, 2010

/s/ BARBARA M. BAUMANN Barbara M. Baumann	Director	March 26, 2010
/s/ LARRY W. BICKLE Larry W. Bickle	Director	March 26, 2010
/s/ WILLIAM J. GARDINER William J. Gardiner	Director	March 26, 2010
/s/ JULIO M. QUINTANA Julio M. Quintana	Director	March 26, 2010
/s/ JOHN M. SEIDL John M. Seidl	Director	March 26, 2010